AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE
PRIMARY AND FULLY-DILUTED
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                                          Three Months Ended              Six Months Ended
                                               June 30,                       June 30,
                                         1996           1995          1996             1995
                                         ----           ----          ----             ----

Weighted average number of
shares for computation               12,532,102      12,363,173      12,532,102      12,355,155
                                   ============    ============    ============    ============

Net loss                           $ (1,943,000)   $ (8,860,000)   $ (2,232,000)   $(13,710,000)

Dividends and accretion on
preferred stock                         467,000         408,000         875,000         758,000
                                   ------------    ------------    ------------    ------------

Net loss for common stockholders   $ (2,410,000)   $ (9,268,000)   $ (3,107,000)   $(14,468,000)
                                   ============    ============    ============    ============

Net loss per common share          $      (0.19)   $      (0.75)   $      (0.25)   $      (1.17)
                                   ============    ============    ============    ============

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